Exhibit T3A.8

ARTICLES OF ASSOCIATION of a

Limited Liability Company

§1

The Applicant, Jeffrey Peterson, declares that, acting in accordance with authority granted by the President of a Foreign Investment Agency of 25 June 1990, No. BI-IV-TB 1565/90, he hereby incorporates a sole member limited liability company hereinafter referred to as the Company whose objective is to run a business activity.

§2

The name of the Company is “Carey Agri International-Poland Limited Liability Company”. The Company may use an abbreviated name “Carey A.J. Poland Sp. z o.o.” or “Carey Agri International-Poland Sp. z o.o.” or its counterparts in foreign languages.

§3

Warsaw is the place of the Company’s registered office.

§4

The term of the Company’s life is perpetual.

§5

The Company runs business in the Republic of Poland and abroad.

§6

The Company’s business is to be engaged in:

01.61.Z - Services supporting plant production,

01.63.Z - Post-harvesting services,

01.64.Z - Processing of seeds for the purpose of plant propagation,

10.3 - Processing and preserving of fruit and vegetables,

01.62.Z - Services supporting the raising and breeding of farm animals,

01.4 - Raising and breeding of animals,

46.11.Z - Activities of agents dealing with the sales of harvest, live animals, raw materials for the textiles industry and semi-finished goods,

46.17.Z - Activities of agents dealing with the sales of food, beverages and tobacco products,

46.19.Z - Activities of agents dealing with the sales of different types of goods,

46.3 - Wholesale of food, beverages and tobacco products,

46.34.A - Wholesale of alcoholic beverages,

46.34.B - Wholesale of non-alcoholic beverages,

47.1 - Retail in non-specialised shops,

47.11.Z - Retail in non-specialised shops with the majority of articles being food, beverages and tobacco products,

47.2 - Retail of food, beverages and tobacco products in specialised shops,

47.25.Z - Retail of alcoholic and non-alcoholic beverages in specialised shops,

56.10 - Restaurants and other catering businesses

56.30.Z - Preparing and serving beverages,

56.2 - Preparing food for external customers (catering) and other catering services,

73.1 - Advertising,

82.9 - Commercial activities not classified elsewhere,

52.10 - Storage of goods

46.7 - Other specialised wholesale,

46.90.Z - Non-specialised wholesale

47.74.Z - Retail of medical products, excluding orthopaedic products, in specialised shops.

§7

The share capital comprise PLN 506,040,500.00 (five hundred and six million forty thousand and five hundred) divided into 1,012,081 (one million twelve thousand and eighty-one) equal and indivisible shares of the nominal value of PLN 500.00 (five hundred) each.

All shares were paid up by the Central European Distribution Corporation Inc. by cash and non-cash assets. The following shares of the Company were paid up by non-cash assets as follows:

(i)

368,731 (three hundred and sixty-eight thousand seven hundred and thirty-one) shares with the total nominal value of PLN 184,365,500.00 ( one hundred and eighty-four million three hundred and sixty-five thousand five hundred) were paid up by non-cash assets in the form of 1,886 (one thousand eight hundred and eighty-six) shares of total nominal value of EUR 1,886,000 with full value of PLN 397,421,959.11 (three hundred and ninety-seven million four hundred and twenty-one thousand nine hundred and fifty-nine 11/100) in Botapol Holding B.V. with its registered office in Zoetermeer in the Netherlands;

(ii)	220 (two hundred and twenty) shares of total nominal value of PLN 110,000.00 ( one hundred and ten thousand) were paid up by non-cash assets in the form of 119 (one hundred and nineteen) shares of the total nominal value of PLN 59,500.00 (fifty-nine thousand five hundred) of PWW Limited Liability Company with its registered office at ul. Bokserska 66a, 02-690 Warsaw, registered in the Register of Entrepreneurs of the National Court Register under the number KRS 22968 and in the form of 101 (one hundred and one) shares of the total nominal value of PLN 50,500.00 (fifty thousand five hundred) of CEDC Poland Limited Liability Company with its registered office at ul. Bokserska 66a, 02-690 Warsaw, registered in the Register of Entrepreneurs of the National Court Register under the number KRS 287947;

(iii)	3,350 (three thousand three hundred and fifty) shares of the total nominal value of PLN 1,675,000.00 (one million six hundred and seventy-five thousand) were paid up by non-cash assets in the form of:

a.

12 (twelve) shares of the total nominal value of PLN 6,000.00 (six thousand) of ASTOR Limited Liability Company with its registered office at 10-419 Olsztyn, ul. Żelazna 4 registered in the Register of Entrepreneurs of the National Court Register under the number KRS 0000035560 (Company’s documentation is stored at the District Court in Olsztyn, 8th Economic Division of the National Court Register); and

b.

659 (six hundred and fifty-nine) shares of the total nominal value of PLN 329,500.00 (three hundred and twenty-nine thousand five hundred) of DAKO-GALANT Przedsiębiorstwo Handlowo Produkcyjne Limited Liability Company with its registered office at 73-110 Stargard Szczeciński, ul. Grunwaldzka 3, registered in the Register of Entrepreneurs of the National Court Register under the number KRS 0000035408 (Company’s documentation is stored at the District Court in Szczecin, 17th Economic Division of the National Court Register); and

c.

308 (three hundred and eight) shares of the total nominal value of PLN 154,000.00 (one hundred and fifty-four thousand) of DELIKATES Limited Liability Company with its registered office at 62-510 Konin, ul. Zakładowa 11, registered in the Register of Entrepreneurs of the National Court Register under the number KRS 0000108575 (Company’s documentation is stored at the District Court Poznań-Nowe Miasto and Wilda, 9th Economic Division of the National Court Register, NIP (tax ID) 777-26-25-726; and

d.

30 (thirty) shares of the total nominal value of PLN 15,000.00 (fifteen thousand) of MIRO Limited Liability Company with its registered office at 57-200 Ząbkowice Śląskie, ul. Jasna 42, registered in the Register of Entrepreneurs of the National Court Register under the number KRS 0000065440 (Company’s documentation is stored at the District Court for Wrocław-Fabryczna in Wrocław, 9th Economic Division of the National Court Register); and

e.

227 (two hundred and twenty-seven) shares of the total nominal value of PLN 113,500.00 (one hundred and thirteen thousand five hundred) of MTC Limited Liability Company with its registered office at 15-620 Białystok, ul. Elewatorska 20, registered in the Register of Entrepreneurs of the National Court Register under the number KRS 0000141499 (Company’s documentation is stored at the District Court in Białystok, 12th Economic Division of the National Court Register); and

f.

688 (six hundred and eighty-eight) shares of the total nominal value of PLN 688,000.00 (six hundred and eighty-eight thousand) of PANTA-HURT Limited Liability Company with its registered office at 05-300 Mińsk Mazowiecki, Choszczówka Stojecka 11A, registered in the Register of Entrepreneurs of the National Court Register under the number KRS 0000065197 (Company’s documentation is stored at the District Court for the Capital City of Warsaw in Warsaw, 14th Economic Division of the National Court Register); and

g.

80 (eighty) shares of the total nominal value of PLN 40,000.00 ( forty thousand) of POLNIS-DYSTRYBUCJA Limited Liability Company with its registered office at 93-231 Łódź, ul. Gen. J. Dąbrowskiego 249, registered in the Register of Entrepreneurs of the National Court Register under the number KRS 0000214976 (Company’s documentation is stored at the District Court for Łódź-Śródmieście in Łódź, 20th Economic Division of the National Court Register); and

h.

78 (seventy-eight) shares of the total nominal value of PLN 39,000.00 (thirty-nine thousand) of POLSKIE HURTOWNIE ALKOHOLI Limited Liability Company with its registered office at 65-419 Zielona-Góra, ul. Gen. J. Sowińskiego 42A, registered in the Register of Entrepreneurs of the National Court Register under the number KRS 0000072448 (Company’s documentation is stored at the District Court in Zielona Góra, 8th Economic Division of the National Court Register); and

i.

182 (hundred and eighty two) shares with total nominal value of PLN 91,000.00 (ninety one thousand) in PRZEDSIĘBIORSTWO HANDLU SPOŻYWCZEGO sp. z o.o., with registered office at 66-200 Świebodzin, ul. Grottgera 5, entered into the Register of Entrepreneurs of the National Court Register under the number KRS 0000203619 (the company documentation is held at the Zielona Góra District Court, 8th Economic Department of the National Court Register), and

j.

100 (one hundred) shares with total nominal value of PLN 50,000.00 (fifty thousand) in SAOL DYSTRYBUCJA sp. z o.o., with registered office at 41-208 Sosnowiec, ul. Orląt Lwowskich 146, entered into the Register of Entrepreneurs of the National Court Register under the number KRS 0000207117 (the company documentation is held at the Kraków-Śródmieście District Court in Kraków, 12th Economic Department of the National Court Register).’

§8

The share capital may be increased by issuing new shares or by increasing the par value of the existing shares. Increase of the share capital to the amount of PLN 1,000,000,000 (one billion) by 31/12/2010 shall not constitute an amendment of the Memorandum of Association.

§9

Each shareholder may have more than one share.

§10

Shares are transferable and can be pledged.

Pledgee has the voting right arising as a result of pledged shares.

Shares are redeemable.

§11

The company’s annual balance sheet profit is excluded from distribution.

§12

The control over the company is exercised by the Meeting of Shareholders and the Board of Directors. The Meetings of Shareholders can be Ordinary and Extraordinary. The Board shall call an ordinary meeting once a year, no later than six months after the end of the financial year. The Board shall call an extraordinary meeting at its own discretion or upon a request by a shareholder who represents 1/10 of the share capital. Unless the Code of Commercial Companies states otherwise, resolutions shall be passed by simple majority of the votes.

§13

The Meeting of Shareholders shall take place at the company’s registered office or other place within Poland. Shareholders must be present in person or through a representative. Each share entitles to one vote.

§14

Certain matters determined by the Code of Commercial Companies require resolutions passed at the Meeting of Shareholders.

§15

The Board of Directors consists of one or more persons appointed by a Shareholders’ resolution.

§16

The authorised signatories of the company are: the President of the Board of Directors - solely; two Board members - jointly with the President of the Board; or the Vice-President of the Board - jointly with a Board member.

§17

The financial year of the company corresponds to the calendar year.

§18

All matters which are not dealt with in this Memorandum are governed by the provisions of the Code of Commercial Companies.